Exhibit (a)(1)(D)

AUDIOCODES LTD.
OFFER TO PURCHASE FOR CASH
UP TO 3,000,000 OF ITS OUTSTANDING ORDINARY SHARES
AT
$4.35 NET PER SHARE
IN AN OFFER BEING CONDUCTED IN THE UNITED STATES AND ISRAEL

The Offer Period and withdrawal rights will expire at 10:00 a.m., New York time, and 5:00 p.m.,
Israel time, on Wednesday, July 20, 2016, unless the Offer is extended.

June 16, 2016

To Our Clients:

Enclosed for your consideration is:

•	An Offer to Purchase, and the related Letter of Transmittal, which as amended or supplemented from time to time, together constitute the “Offer,” in connection with the tender offer of AudioCodes Ltd. (“AudioCodes”), to purchase up to 3,000,000 of its ordinary shares, nominal (par) value NIS 0.01 per share (the “Shares”), representing approximately 8.2% of AudioCodes’ issued and outstanding shares (excluding 18,732,638 Shares held as treasury shares) and of its voting power as of June 13, 2016, at a price of $4.35 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions set forth in, the Offer.

The description of the Offer in this letter is only a summary and is qualified by all the terms of, and conditions to, the Offer set forth in the Offer to Purchase and the Letter of Transmittal.

We are (or our nominee is) the holder of record of Shares held by us for your account. A tender of your Shares can be made only by us as the holder of record of the Shares and only pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Please instruct us as to whether you wish us to tender on your behalf any or all of the Shares held by us for your account, upon the terms of, and subject to the conditions to, the Offer.

Israeli Withholding Tax.  If you determine to tender your Shares in the Offer, we also request instructions as to whether you are eligible for an exemption from Israeli withholding tax by completing the enclosed Declaration Form (“Declaration of Status for Israeli Income Tax Purposes”). Failure to deliver the “Declaration of Status for Israeli Income Tax Purposes” will result in withholding tax at source at the rate of 25% from the gross proceeds payable to you. In this respect, as more fully described in the Offer to Purchase, pursuant to Israeli tax law, AudioCodes will withhold applicable amounts from the cash payment (if any) made to you with respect to Shares tendered by you and accepted for payment by AudioCodes pursuant to the Offer, unless you are either (1) eligible for a full exemption from such tax and complete and submit to us the Declaration Form together with your tender instructions, or (2) otherwise eligible for an exemption or a more favorable Israeli withholding tax rate. We are (or our nominee is) the holder of record of Shares held by us for your account, and, therefore, you may submit the Declaration Form only to us. You are urged to consult your tax advisors regarding the application of Israeli income and withholding taxes (including eligibility for any withholding tax reduction or exemption, and the refund procedure). See Section 5 of the Offer to Purchase, which also sets forth important information with respect to U.S. backup withholding taxes.

Your attention is directed to the following:

1. The Offer price is $4.35 per Share, net to you in cash, less any applicable withholding taxes and without interest.

2. The Offer is being made for up to 3,000,000 Shares, representing approximately 8.2% of AudioCodes’ issued and outstanding Shares (excluding 18,732,638 Shares held as treasury shares) and of its voting power as of June 13, 2016.

3. Shareholders may tender their Shares until 10:00 a.m., New York time, and 5:00 p.m., Israel time, on July 20, 2016 (the “Completion Date”), unless the Offer is extended. The period from the commencement of the Offer until the Completion Date (as may be extended by AudioCodes) is referred to as the Offer Period.

4. Promptly following the Completion Date, AudioCodes will publicly announce whether or not the conditions to the Offer have been satisfied or, subject to applicable law, waived by AudioCodes.

The Completion Date will change if AudioCodes decides to extend the Offer Period. You may withdraw any previously tendered Shares at any time prior to the completion of the Offer Period. See “Introduction,” Section 1, Section 3 and Section 4 of the Offer to Purchase.

5. Shareholders may tender all or a portion of their Shares. The Offer is being made to all shareholders of AudioCodes and is not conditioned on any minimum number of Shares being tendered. On the Completion Date, if the number of Shares that are validly tendered and not properly withdrawn prior to the completion of the Offer Period (as may be extended by AudioCodes) is less than or equal to 3,000,000 Shares, AudioCodes will, on the terms and subject to the conditions of the Offer, purchase all of the Shares so tendered unless AudioCodes elects to terminate the Offer. The Offer is not conditioned on the availability of financing. Please see Section 10 of the Offer to Purchase, which sets forth in full the conditions to the Offer and specifies those conditions to the Offer that are waivable by AudioCodes.

6. If more than 3,000,000 Shares are validly tendered and not properly withdrawn in the United States and Israel in the aggregate, prior to 10:00 a.m., New York time, or 5:00 p.m., Israel time, on the Completion Date, AudioCodes will purchase 3,000,000 Shares on a pro rata basis from all shareholders who have validly tendered their Shares in the Offer Period and have not properly withdrawn their Shares before the completion of the Offer Period. In these circumstances, the proration factor will be calculated by dividing (x) 3,000,000 Shares, the maximum number of Shares that AudioCodes is offering to purchase, by (y) the aggregate number of Shares validly tendered in the Offer and not properly withdrawn in the U.S. and Israel. You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

7. Promptly following the Completion Date, AudioCodes will announce the results of the Offer and the proration factor, if any. If AudioCodes unable to promptly determine the proration factor, it will announce the preliminary results. Shares accepted for payment pursuant to the Offer will be paid promptly following the calculation of the final proration factor.

8. Tendering shareholders will generally not be obligated to pay brokerage fees, service fees or commissions with respect to the purchase of Shares by AudioCodes in the Offer. Except as otherwise provided in Instruction 6 to the Letter of Transmittal, share transfer taxes will not be paid by AudioCodes.

You may tender your Shares in the Offer or take no action. IF YOU DO NOT WISH TO TENDER ANY SHARES, YOU MAY SIMPLY DO NOTHING.

If you wish to have us tender any or all of your Shares held by us for your account, please (1) so instruct us by completing, executing and returning to us the instruction form contained in this letter and (2) if applicable to you, complete, execute and return to us the Declaration Form enclosed with this letter.

An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Shares in the Offer, all of your Shares will be tendered unless otherwise specified in your instructions. Your tender instructions (and Declaration Form, if applicable) should be forwarded to us in ample time to permit us to submit a tender on your behalf and, if you completed the Declaration Form, request an exemption from Israeli withholding tax on your behalf, prior to the Completion Date.

The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Shares. AudioCodes is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If AudioCodes becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant to the Offer, AudioCodes will make a good faith effort to comply with that state statute. If, after its good faith effort, AudioCodes cannot comply with that state statute, subject to applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in that state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, AudioCodes will endeavor to make arrangements to have the Offer made on its behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

TENDER INSTRUCTION LETTER
with Respect to the Offer
to Purchase for Cash
up to 3,000,000 Ordinary Shares
of
AudioCodes Ltd.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated June 16, 2016 (the “Offer to Purchase”), and the related Letter of Transmittal, which as amended or supplemented from time to time, together constitute the Offer, in connection with the tender offer of AudioCodes Ltd. (“AudioCodes”), to purchase up to 3,000,000 ordinary shares, par value NIS 0.01 per share (the “Shares”) of AudioCodes, at a price of $4.35 per Share, net to the seller in cash, less any applicable withholding taxes, and without interest, upon the terms of, and subject to the conditions to, the Offer.

This will instruct you to tender in the Offer the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares to be tendered: * _________________________________________________________________________________________

Date: ______________________________________________________________________________________

___________________________________________________________________________________________

Signature(s)

___________________________________________________________________________________________

___________________________________________________________________________________________

Please type or print name(s)

___________________________________________________________________________________________

___________________________________________________________________________________________

Please type or print address

___________________________________________________________________________________________

Area code and telephone number

___________________________________________________________________________________________

Taxpayer Identification or Social Security Number

___________________________________________________________________________________________

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered in the Offer.

PLEASE NOTE THAT THIS TENDER INSTRUCTION LETTER IS TO TENDER YOUR SHARES IN ACCORDANCE WITH THE TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE.